SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ABAXIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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September 20, 2013

Dear Shareholder:

This year’s annual meeting of shareholders will be held on Wednesday, October 23, 2013, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California. You are cordially invited to attend.

The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Abaxis, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders is important.

A copy of our Annual Report to Shareholders is also enclosed for your information. At the annual meeting we will review our activities over the past year and our plans for the future. We look forward to seeing you at the annual meeting.

Sincerely yours,

CLINTON H. SEVERSON
Chairman of the Board, President and
Chief Executive Officer

Corporate Headquarters
Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587
Tel 510-675-6500   Fax 510-441-6151   www.abaxis.com

ABAXIS, INC.
3240 Whipple Road, Union City, California 94587

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On October 23, 2013
Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Abaxis, Inc., a California corporation (the “Company”). The meeting will be held on Wednesday, October 23, 2013, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California 94587, for the following purposes:

1.    To elect our six nominees for director to serve for the ensuing year and until their successors are elected and qualified.

2.    To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.    To ratify the selection by the Audit Committee of the Board of Directors of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2014.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is August 30, 2013. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 3240 Whipple Road, Union City, California.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to
Be Held on Wednesday, October 23, 2013, at 10:00 a.m., Pacific time, at our offices, located at
3240 Whipple Road, Union City, California 94587.

The proxy statement and annual report to shareholders are
available at http://investor.abaxis.com/.

By Order of the Board of Directors

ALBERTO R. SANTA INES
Secretary

Union City, California
September 20, 2013

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ABAXIS, INC.
3240 Whipple Road, Union City, California 94587

PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS
October 23, 2013

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Abaxis, Inc., a California corporation (referred to as the “Company” or “Abaxis”), is soliciting your proxy to vote at the 2013 Annual Meeting of Shareholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about September 20, 2013 to all shareholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Wednesday, October 23, 2013, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California 94587. Directions to the annual meeting may be found at www.abaxis.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on August 30, 2013 will be entitled to vote at the annual meeting. On this record date, there were 22,319,491 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on August 30, 2013 your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on August 30, 2013 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of six directors;

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement; and

•	Ratification of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending March 31, 2014.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Central time on October 23, 2013 to be counted.

•	To vote on the Internet, go to http://www.investorvote.com/ABAX to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Central time on October 23, 2013 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet if instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon other than the election of directors, you have one vote for each share of common stock you own as of August 30, 2013. For the election of directors, cumulative voting is available. Under cumulative voting, you would have six votes for each share of common stock you own. You may cast all of your votes for one candidate, or you may distribute your votes among different candidates as you choose. However, you may cumulate votes (cast more than one vote per share) for a candidate only if the candidate is nominated before the voting and at least one shareholder gives notice at the meeting, before the voting, that he or she intends to cumulate votes. If you do not specify how to distribute your votes, by giving your proxy you are authorizing the proxyholders (the individuals named on your proxy card) to cumulate votes in their discretion.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all six nominees for director, “For” the advisory approval of executive compensation and “For” the ratification of the appointment of Burr Pilger Mayer, Inc. as independent registered public accounting firm of the Company for its fiscal year ending March 31, 2014. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card or his replacement) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have not engaged any third party to assist us in solicitation of proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 3240 Whipple Road, Union City, California 94587.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by May 23, 2014, to the Company’s Secretary at 3240 Whipple Road, Union City, California 94587. You are also advised to review the Company’s Bylaws, which contain additional requirements for advance notice of shareholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, “For” and “Withhold” votes and broker non-votes and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

•	Proposal No. 1: For the election of directors, the six nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Abstentions and broker non-votes will have no effect.

•	Proposal No. 2: Advisory approval of the compensation of the Company’s named executive officers will be considered to have been obtained if the proposal receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will have no effect.

•	Proposal No. 3: To be approved, Proposal No. 3, ratifying the selection by the Audit Committee of the Board of Directors of Burr Pilger Mayer, Inc. as independent registered public accounting firm for the fiscal year ending March 31, 2014, must receive “For” votes from the holders of a majority of shares present either in person or by proxy and voting. Abstentions and broker non-votes will have no effect.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 22,319,491 shares outstanding and entitled to vote. Thus, the holders of 11,159,746 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Votes for and against, abstentions and “broker non-votes” will each be counted as present for the purposes of determining the presence of a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to shareholders are available at http://investor.abaxis.com.

PROPOSAL 1

ELECTION OF DIRECTORS

The authorized number of directors currently constituting the Company’s Board of Directors (the “Board”) is six. All of the Company’s current directors are to be elected for the ensuing year and will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. Proxies cannot be voted for a greater number of persons than the six nominees named in this Proposal 1. Each of the nominees listed below is currently a director of the Company who was previously elected by the shareholders. It is the Company’s policy to strongly encourage nominees for directors to attend the Annual Meeting. All of the Company’s directors attended the 2012 Annual Meeting of Shareholders.

The candidates receiving the highest number of affirmative votes by the holders of shares entitled to be voted will be elected. The persons named in the accompanying proxy will vote the shares represented thereby for the nominees named below, but may cumulate the votes for fewer than all of the nominees, as permitted by the laws of the State of California, unless otherwise instructed. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The nominees for election to the Board at the 2013 Annual Meeting are Clinton H. Severson, Vernon E. Altman, Richard J. Bastiani, Ph.D., Michael D. Casey, Henk J. Evenhuis and Prithipal Singh, Ph.D. Please see “Directors and Executive Officers of the Company” below for information concerning the nominees.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

Although abstentions and broker “non-votes” will each be counted as present for purposes of determining a quorum, neither abstentions nor broker “non-votes” will have any impact on the election of directors and the six candidates for election as directors at the annual meeting who receive the highest number of affirmative votes will be elected.

If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for substitute nominees as the Board may designate. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed above as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE NOMINEES NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth information concerning the Company’s executive officers and directors as of August 30, 2013.

Name	Age	Title
Clinton H. Severson	65	Chairman of the Board, President and Chief Executive Officer
Vernon E. Altman(1)(3)	68	Director
Richard J. Bastiani, Ph.D.(1)(2)(3)	70	Director
Michael D. Casey(1)(2)(3)	67	Director
Henk J. Evenhuis(1)(3)	70	Director
Prithipal Singh, Ph.D.(1)(2)(3)	74	Director
Alberto R. Santa Ines	66	Chief Financial Officer and Vice President of Finance
Kenneth P. Aron, Ph.D.	60	Chief Technology Officer
Donald P. Wood	61	Chief Operations Officer
Martin V. Mulroy	52	Chief Commercial Officer for North America Animal Health
Vladimir E. Ostoich, Ph.D.	68	Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim, Founder
Achim Henkel	55	Managing Director of Abaxis Europe GmbH
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Clinton H. Severson has served as our President, Chief Executive Officer and one of our directors since June 1996. He was appointed Chairman of the Board in May 1998. Since June 2011, Mr. Severson served on the Board of Directors of Response Biomedical Corporation (CDNX: RBM). Since November 2008, Mr. Severson served on the Board of Directors of Trinity Biotech (Nasdaq: TRIB), a biotechnology company. From November 2006 to February 2012, Mr. Severson served on the Board of Directors of CytoCore, Inc. (OTCBB: CYOE.OB), a biotechnology company. From February 1989 to May 1996, Mr. Severson served as President and Chief Executive Officer of MAST Immunosystems, Inc., a privately-held medical diagnostic company. Mr. Severson is also a member of the board of directors of a privately-held company. Mr. Severson was selected as a director because of his in-depth knowledge of our operations, financial condition and strategy in his position as our President and Chief Executive Officer, as well as his extensive senior management experience in medical diagnostics and experience serving on the boards of various public and private companies.

Vernon E. Altman joined the Board in April 2011. Mr. Altman joined the founding group to start Bain & Company, a global business consulting firm, in 1973 and is currently Senior Advisor of Bain & Company. Mr. Altman is Chairman of the Board of Directors of Vobile, Inc., a company focused on content protection and monetization for media companies and other digital media stakeholders. He also served on the Board of Directors of Napster, Inc. prior to its acquisition. Mr. Altman was selected to serve as director because of his vast array of experiences in many different industry segments, including operational, executive leadership and board experience.

Richard J. Bastiani, Ph.D. joined the Board in September 1995. Dr. Bastiani is currently retired. From 2007 to 2011, Dr. Bastiani served as Chairman of the Board of Directors of Response Biomedical Corporation (CDNX: RBM). From 1998 to 2005, Dr. Bastiani served as Chairman of the Board of Directors of ID Biomedical Corporation (Nasdaq: IDBE), after he was appointed to the Board of Directors of ID Biomedical Corporation in October 1996. Dr. Bastiani was President of Dendreon (Nasdaq: DNDN), a biotechnology company, from September 1995 to September 1998. From 1971 until 1995, Dr. Bastiani held a number of positions with Syva Company, a diagnostic company, including as President from 1991 until Syva was acquired by a subsidiary of Hoechst AG of Germany in 1995. Dr. Bastiani is also a member of the board of directors of two privately-held companies. Dr. Bastiani was selected as a director because of his extensive leadership experience in biotechnology companies and his in-depth knowledge of our business, strategy and management team, as well as his experience serving as Chairman of the Compensation Committee and on the boards of various public and private companies.

Michael D. Casey joined the Board in October 2010. Mr. Casey is currently retired. From September 1997 to February 2002, Mr. Casey served as the Chairman, President, Chief Executive Officer and a director of Matrix Pharmaceutical, Inc. From November 1995 to September 1997, Mr. Casey was Executive Vice President at Schein Pharmaceutical, Inc. (NYSE: SHP). In December 1996, he was appointed President of the retail and specialty products division of Schein Pharmaceutical. From June 1993 to November 1995, he served as President and Chief Operating Officer of Genetic Therapy, Inc. Mr. Casey was President of McNeil Pharmaceutical (a unit of Johnson & Johnson) from 1989 to June 1993 and Vice President, Sales and Marketing for Ortho Pharmaceutical Corp. (a subsidiary of Johnson & Johnson) from 1985 to 1989. Mr. Casey has served on the Board of Directors of Celgene Corporation (Nasdaq: CELG) since 2002 and Durect Corp. (Nasdaq: DRRX) since 2004. Mr. Casey previously served on the Board of Directors of AVI Biopharma, Inc. from 2006 to 2010, Allos Therapeutics, Inc. (Nasdaq: ALTH) from 2002 to 2010, Cholestech Corporation from 2001 to 2007, OrthoLogic Corporation (Nasdaq: OLGC) from 2004 to 2007, Sicor, Inc. (Nasdaq: SCRI) from 2002 to 2004 and Bone Care International, Inc. (Nasdaq: BCII) from 2001 to 2005. Mr. Casey was selected to serve as director because of his extensive industry knowledge and experience, including operational, leadership and board experience from his executive positions at pharmaceutical/biotechnology companies.

Henk J. Evenhuis joined the Board in November 2002. Mr. Evenhuis is currently retired. He served on the Board of Directors of Credence Systems Corporation (Nasdaq: CMOS), a semiconductor equipment manufacturer, from 1993 to 2008. Mr. Evenhuis served as Executive Vice President and Chief Financial Officer of Fair Isaac Corporation (NYSE: FIC), a global provider of analytic software products to the financial services, insurance and health care industries from October 1999 to October 2002. From 1987 to 1998, he was Executive Vice President and Chief Financial Officer of Lam Research Corporation (Nasdaq: LRCX), a semiconductor equipment manufacturer. Mr. Evenhuis was selected as a director because of his financial expertise and prior senior leadership experience as a Chief Financial Officer at global technology companies, as well as his experience serving on the boards of various public companies, which provides a strong foundation to serve as Chairman of the Audit Committee.

Prithipal Singh, Ph.D. joined the Board in June 1992. Prior to retiring, Dr. Singh was the Founder, Chairman and Chief Executive Officer of ChemTrak Inc. (Pink Sheets: CMTR) from 1988 to 1998. Prior to this, Dr. Singh was an Executive Vice President of Idetec Corporation from 1985 to 1988 and a Vice President of Syva Corporation from 1977 to 1985. Dr. Singh was selected as a director because of his insight and experience in biotechnology companies through his prior executive leadership and management positions.

Alberto R. Santa Ines has served as our Chief Financial Officer and Vice President of Finance since April 2002. Mr. Santa Ines joined us in February 2000 as Finance Manager. In April 2001, Mr. Santa Ines was promoted to Interim Chief Financial Officer and Director of Finance, and in April 2002, he was promoted to his current position. From March 1998 to January 2000, Mr. Santa Ines was a self-employed consultant to several companies. From August 1997 to March 1998, Mr. Santa Ines was the Controller of Unisil (Pink Sheets: USIL), a semiconductor company. From April 1994 to August 1997, he was a Senior Finance Manager at Lam Research Corporation (Nasdaq: LRCX), a semiconductor equipment manufacturer.

Kenneth P. Aron, Ph.D. has served as our Chief Technology Officer since April 2008. Dr. Aron joined us in February 2000 as Vice President of Research and Development. From April 1998 to November 1999, Dr. Aron was Vice President of Engineering and Technology of Incyte Pharmaceuticals (Nasdaq: INCY), a genomic information company. From April 1996 to April 1998, Dr. Aron was Vice President of Research, Development and Engineering for Cardiogenesis Corporation (Nasdaq: CGCP), a manufacturer of laser-based cardiology surgical products.

Donald P. Wood has served as our Chief Operations Officer since April 2009. Mr. Wood joined us in October 2007 as Vice President of Operations. From April 2003 to September 2007, Mr. Wood was the Vice President of Operations of Cholestech Corporation, a medical products manufacturing company that was subsequently acquired by Inverness Medical Innovations, Inc. in September 2007. From July 2001 to March 2003, Mr. Wood served as Vice President of Bone Health, a business unit of Quidel Corporation, a manufacturing and marketer of point-of-care diagnostics, and was responsible for Bone Health Product Operations, Device Research and Development, and Sales and Marketing. He also served as Quidel’s Vice President of Ultrasound Operations from August 1999 to July 2001. Prior to joining Quidel, Mr. Wood was the Director of Ultrasound Operations for Metra Biosystems Inc., a developer and manufacturing company of point-of-care products for osteoporosis, from July 1998 to August 1999 prior to Quidel’s acquisition of Metra Biosystems Inc.

Martin V. Mulroy has served as our Chief Commercial Officer for North America Animal Health since April 2012. Mr. Mulroy joined us in November 1997 as the Northeast Regional Sales Manager. He was promoted to Eastern Area Director of Sales in December 1998 and, in January 2005, he was promoted to National Sales Director for the Domestic Veterinary market. In May 2006, Mr. Mulroy was promoted to Vice President of Animal Health Sales and Marketing for North America. From March 1996 to November 1997, Mr. Mulroy was Regional Sales Manager for BioCircuits Inc., an immunoassay company in the medical market. Mr. Mulroy was Regional Sales Manager from 1990 to 1992 and Field Operations Manager from 1992 to 1995 for MAST Immunosystems Inc., a privately-held medical diagnostic company.

Vladimir E. Ostoich, Ph.D., one of our co-founders, is currently the Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim. Dr. Ostoich has served as Vice President in various capacities at Abaxis since inception, including as Vice President of Research and Development, Senior Vice President of Research and Development, Vice President of Engineering and Instrument Manufacturing and Vice President of Marketing and Sales for the United States and Canada.

Achim Henkel has served as the Managing Director of our subsidiary, Abaxis Europe GmbH, since its incorporation in 2008. Mr. Henkel joined us in January 1998 as a consultant to build a European distribution network. From January 2000 to June 2008, Mr. Henkel was Sales and Marketing Manager for Europe, the Middle East and Africa. From October 1996 to December 1997, Mr. Henkel was a self-employed consultant to several companies. From January 1988 to September 1996, Mr. Henkel held a number of positions with Syva Diagnostics Germany, including as National Sales Manager from 1991 until Syva was acquired by a subsidiary of Hoechst AG in 1995. From 1982 to 1987, Mr. Henkel was regional sales manager for Hoechst AG, a German pharmaceutical company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that each of the following persons are independent within the meaning of the applicable Nasdaq listing standards: Mr. Altman, Dr. Bastiani, Mr. Casey, Mr. Evenhuis and Dr. Singh. In making this determination, the Board found that none of these current directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Severson, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. There are no family relationships among any of the Company’s directors or officers.

BOARD LEADERSHIP STRUCTURE

The Board is currently chaired by Mr. Severson, the Company’s President and Chief Executive Officer. The Company believes that combining the positions of Chief Executive Officer and Chairman of the Board helps to ensure that the Board and management act with a common purpose. In the Company’s view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Chairman with an extensive history with and knowledge of the Company, as is the case with Mr. Severson, who has served as the Company’s President, Chief Executive Officer and a director since June 1996. The Company believes that maintaining independence of the Board as a whole is important to ensure the effective independent functioning of the Board in its oversight responsibilities. As such, while the Company does not have a lead independent director, each of the Company’s directors, other than Mr. Severson, is independent.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. Management is responsible for identifying risk and risk controls related to business activities. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the Company faces, and how the Company is seeking to control such risks. The Board administers this oversight function directly through the Board as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met seven times during the fiscal year ended March 31, 2013. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, except for Mr. Altman.

As required under applicable Nasdaq listing standards, in fiscal 2013, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2013 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Clinton H. Severson	—	—	—
Vernon E. Altman	X	—	X
Michael D. Casey	X	X	X
Richard J. Bastiani, Ph.D.	X	X*	X
Henk J. Evenhuis	X*	—	X
Prithipal Singh, Ph.D.	X	X	X*
Total meetings in fiscal 2013(1)	6	5	0

*	Committee Chairperson
(1)	In addition, the Compensation Committee and Nominating and Corporate Governance Committee meet in the context of meetings of the full Board, as described below. While the Nominating and Corporate Governance Committee did not conduct any separate meetings in fiscal 2013, it confirmed its recommendation of the slate of directors to be nominated for election and conducted other committee business in the context of such joint meetings.

Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee is currently composed of five directors: Mr. Evenhuis, Mr. Altman, Dr. Bastiani, Mr. Casey and Dr. Singh. Mr. Evenhuis serves as Chairman of the Audit Committee. For additional information about the Audit Committee, see “Report of the Audit Committee of the Board of Directors” below. The Audit Committee has adopted a written charter that is available to shareholders in the Investor Relations section of the Company’s website at http://www.abaxis.com.

The Board annually reviews the Nasdaq Stock Market, or Nasdaq, listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent (based on the requirements for independence set forth in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). Securities and Exchange Commission (“SEC”), regulations require the Company to disclose whether a director qualifying as an “audit committee financial expert” serves on the Audit Committee. The Board has determined that Mr. Evenhuis qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Evenhuis’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

The Audit Committee reviews and monitors the Company’s corporate financial reporting and external audits, including, among other things, the Company’s control functions, the results and scope of the annual audit and other services provided by the independent registered public accountants and the Company’s compliance with legal matters that have a significant impact on its financial reports. Among other things, the Audit Committee:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the engagement of the independent auditors;

•	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law;

•	reviews and approves transactions between the company and any related persons;

•	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

•	establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Report of the Audit Committee of the Board of Directors1

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. In the fiscal year ended March 31, 2013, Burr Pilger Mayer, Inc. was responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with generally accepted accounting principles. Burr Pilger Mayer, Inc. has acted in such capacity since its appointment on August 25, 2005.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2013 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has met with Burr Pilger Mayer, Inc., with and without management present, to discuss the overall scope and results of Burr Pilger Mayer, Inc.’s audit and review procedures, and the overall quality of its financial reporting. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

THE AUDIT COMMITTEE

Henk J. Evenhuis, Chairman
Vernon E. Altman
Richard J. Bastiani, Ph.D.
Michael D. Casey
Prithipal Singh, Ph.D.

Compensation Committee

The Compensation Committee is currently composed of three directors: Dr. Bastiani, Mr. Casey and Dr. Singh. Dr. Bastiani serves as Chairman of the Compensation Committee. All current members of the Compensation Committee are non-employee members of the Board and are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). From time to time, the Compensation Committee meets jointly with the Board and although we consider these joint meetings as Compensation Committee meetings as well as Board meetings, the directors are not compensated for these Compensation Committee meetings as separate meetings. The Compensation Committee has adopted a written charter that is available to shareholders in the Investor Relations section of the Company’s website at http://www.abaxis.com. For additional information about the Compensation Committee, see “Compensation Committee Report” and “Compensation Discussion and Analysis.”

The Compensation Committee reviews and makes recommendations to the Board regarding the Company’s compensation strategy, policies, plans and programs and all forms of compensation to be provided to the Company’s executive officers and directors, including among other things:

•	development or review and approval of corporate and individual performance objectives relevant to the compensation of the Company’s Chief Executive Officer and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers; and

•	development or review and approval of incentive-based or equity-based compensation plans in which the Company’s executive officers and employees participate.

The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

1 The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an executive officer or employee of the Company. None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of the Company’s board of directors or compensation committee. For information with respect to related-person transactions involving members of the Compensation Committee, see “Transactions with Related Persons.”

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the disclosures in the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement.

THE COMPENSATION COMMITTEE

Richard J. Bastiani, Ph.D., Chair
Michael D. Casey
Prithipal Singh, Ph.D.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of five directors: Dr. Singh, Mr. Altman, Dr. Bastiani, Mr. Casey and Mr. Evenhuis. Dr. Singh serves as Chairman of the Nominating and Corporate Governance Committee. Each of the members of the Nominating and Corporate Governance Committee is independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). From time to time, the Nominating and Corporate Governance Committee meets jointly with the Board and although we consider these joint meetings as Nominating and Corporate Governance Committee meetings as well as Board meetings, the directors are not compensated for these Nominating and Corporate Governance Committee meetings as separate meetings. As part of its duties, the Nominating and Corporate Governance Committee conducts periodic self-assessments of the Board and recommends the slate of directors to be nominated for election each year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to shareholders in the Investor Relations section of the Company’s website at http://www.abaxis.com.

2 The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Nominating and Corporate Governance Committee reviews the results of evaluations of the Board and its committees, and the needs of the Board for various skills, experience, expected contributions and other characteristics, and the optimal size of the Board in light of these needs, in determining the director candidates to be nominated at the annual meeting. The Nominating and Corporate Governance Committee will evaluate candidates for directors, including incumbent directors and candidates proposed by directors, shareholders or management, in light of the Nominating and Corporate Governance Committee’s views of the current needs of the Board for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards, if any, established by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee believes that the Board requires additional candidates for nomination, the Nominating and Corporate Governance Committee may poll existing directors or management for suggestions for candidates and may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee. In making the determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors.

The Nominating and Corporate Governance Committee will consider director nominations made by shareholders in accordance with the requirements of the Company’s bylaws consistent with these procedures. Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if timely notice of such shareholder’s intent to make such nomination or nominations has been given in writing to the secretary of the Company. To be timely, a shareholder nomination for a director to be elected at an annual meeting shall be received at the Company’s principal executive offices not less than 120 calendar days in advance of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a nomination for director to be elected at a special meeting, notice by the shareholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure was made. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its shareholders.

The Nominating and Corporate Governance Committee does not have a policy regarding diversity. Diversity is one of a number of factors that the committee takes into account in identifying nominees, and the committee believes that it is essential that Board members represent diverse viewpoints.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may communicate with the Board or any of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board
or Board of Directors
or any individual director
c/o Mr. Alberto R. Santa Ines, Chief Financial Officer and Secretary
3240 Whipple Road
Union City, CA 94587
Fax: 510-441-6151 or
Email Address: investors@abaxis.com

The Compliance Officer shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Compliance Officer in consultation with the Company’s legal counsel. The Board or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable. The Compliance Officer shall relay all communications to directors absent safety or security issues.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted the Abaxis, Inc. Code of Business Conduct and Ethics that applies to all of the Company’s executive officers, directors and employees, including without limitation the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.abaxis.com under “Investor Relations” at “Corporate Governance.” If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics by disclosing such information on the same website.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s shareholders are now entitled to vote whether to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. We believe that our executive compensation program is appropriately designed, reasonable relative to the executive compensation programs of our Compensation Peer Group companies and responsible in that it reflects a pay-for-performance philosophy without encouraging our executives to assume excessive risks. Our Compensation Committee believes that our long-term success depends largely on the talents of our employees and, to that end, has designed our compensation program to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the long-term interests of shareholders.

Below are some of the highlights of the Company’s performance for fiscal 2013:

•	Gross profit in fiscal 2013 was $98.2 million, the highest in the Company’s history and representing an increase of 15% as compared to fiscal 2012. Our gross profit has steadily increased every year since fiscal 2001, in which gross profit was $13.2 million.

•	Revenues of $186.0 million for fiscal 2013, the highest in the Company’s history and representing an increase of 19% year-over-year. Our revenues have steadily increased every year since fiscal 2003, in which revenues were $34.8 million.

•	Revenues from instrument sales of $46.0 million for fiscal 2013, up 31% year-over-year.

•	Revenues from consumable sales of $127.5 million for fiscal 2013, up 12% year-over-year.

•	Veterinary market revenues, including Abaxis Veterinary Reference Laboratories (AVRL), of $150.5 million for fiscal 2013, up 23% year-over-year.

•	Our total shareholder return on an investment in our common stock has outperformed the NASDAQ Medical Equipment Securities Index over the past five-year period ended March 31, 2013. The following graph assumes the investment of $100 on March 31, 2008 in our common stock, the Russell 2000 Index and the NASDAQ Medical Equipment Securities Index and assumes dividends, if any, are reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN (1)
Among Abaxis, Inc., the Russell 2000 Index,
and the NASDAQ Medical Equipment Securities Index

	3/31/2008	3/31/2009	3/31/2010	3/31/2011	3/31/2012	3/31/2013
Abaxis, Inc.	$100.00	$74.41	$117.35	$124.47	$125.72	$209.70
Russell 2000	$100.00	$62.50	$101.72	$127.96	$127.73	$148.55
NASDAQ Medical Equipment Securities	$100.00	$54.40	$98.76	$106.99	$121.86	$122.12

Below are some of the highlights of our compensation program for our named executive officers:

•	Strong Pay-for-Performance Principles. A substantial portion (over 50%) of the total potential cash compensation our named executive officers can earn is variable and tied to clear performance goals – net sales and pre-tax income – that are designed to correlate closely with the creation of long-term shareholder value. In addition, approximately 75% to 78% of our named executive officers’ total direct compensation opportunity during fiscal 2013 was performance-based and at risk (the at-risk portion consisting of an annual cash incentive bonus opportunity and a restricted stock unit award).

•	Restricted Stock Units Designed for Retention. During fiscal 2013, a portion of the stock awards that our Compensation Committee granted our named executive officers vest over four years as follows: 5% after the first year of continuous employment, an additional 10% after the second year of continuous employment, an additional 15% after the third year of continuous employment and the remaining 70% after the fourth year of continuous employment.

•	Implementation of Performance-Based Vesting Equity Program. In light of a recent review of our executive compensation program, our Compensation Committee, with the support of management, has implemented a performance-based vesting equity program. Under this program, started in fiscal 2013, a portion of the stock awards that our Compensation Committee granted our named executive officers vest only if certain financial and/or operating goals are achieved. Starting in fiscal 2013, the restricted stock unit awards granted to our named executive officers were divided roughly equally between time-based vesting awards and performance-based vesting awards.

(1)    This section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Abaxis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

•	Stock Ownership Guidelines. We maintain stock ownership guidelines for our executives and directors. These guidelines require that executives and directors be meaningfully invested in the Company’s stock, and therefore be personally invested in the Company’s performance to ensure strong alignment with shareholder interests.

•	No Excessive Perquisites. We do not provide personal lifestyle perquisites, such as country club memberships, vacation units, personal use of aircraft, personal entertainment accounts, or similar perquisites, nor do we provide tax-gross ups for any executive perquisites.

•	No Repricing Without Shareholder Approval. Our equity plan expressly prohibits any type of repricing of underwater stock options held by executives or other employees without shareholder approval and, historically, we have not repriced any stock options.

•	Strong Support for 2012 Say-on-Pay Proposal. At our annual meeting of shareholders in 2012, approximately 96% of the votes cast on the say-on-pay proposal supported the proposal. While this vote was advisory only, our Compensation Committee has considered the results of the vote in the context of our overall compensation philosophy, policies and decisions. Our Compensation Committee believes that this 2012 shareholder vote strongly endorsed our compensation philosophy and the decisions we made for fiscal 2013, including the introduction of a performance-based restricted stock unit program in fiscal 2013. We believe performance-based equity is a best practice and contributes to our goal of heavily weighting executive compensation toward performance-based compensation.

Accordingly, the Board is asking the shareholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT
 REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board (the “Audit Committee”) has selected Burr Pilger Mayer, Inc. (“BPM”) as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2014 and has further directed that management submit the selection for ratification by the shareholders at the Annual Meeting. BPM has audited the Company’s financial statements since its appointment on August 25, 2005. A representative of BPM is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of BPM as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of BPM to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

PRINCIPAL ACCOUNTING FEES AND SERVICES

For the fiscal years ended March 31, 2013 and 2012, our independent registered public accounting firm, BPM, billed the approximate fees set forth below. All fees included below were approved by the Audit Committee.

	Year Ended March 31,
	2013	2012
Audit Fees(1)	$685,000	$650,000
Audit-Related Fees(2)	26,000	30,000
Tax Fees	-	-
All Other Fees	-	-
Total All Fees	$711,000	$680,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of our quarterly financial statements, including attestation services related to Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In fiscal 2013 and 2012, these services include attestation services related to the Company’s tax deferral savings plan.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by the independent registered public accounting firm. The Audit Committee has considered the role of BPM in providing audit and audit-related services to the Company and has concluded that such services are compatible with BPM’s role as the Company’s independent registered public accounting firm.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the annual meeting (which shares voting affirmatively also constitute a majority of the required quorum) will be required to ratify the selection of BPM. Although abstentions and broker “non-votes” are counted as present for purposes of a quorum, they will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 30, 2013 by (i) each of the named executive officers in the Summary Compensation Table appearing in this proxy statement; (ii) each of our directors; (iii) all of our executive officers and directors as a group and (iv) six holders of at least five percent of our common stock. The persons named in the table have sole or shared voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Abaxis Common Stock Beneficially Owned(1)
Five Percent Holders:
Brown Capital Management, LLC and The Brown Capital Management Small Company Fund(3)	3,516,784	15.8%
Kayne Anderson Rudnick Investment Management, LLC(4)	2,006,986	9.0%
Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds(5)	1,678,949	7.5%
BlackRock, Inc.(6)	1,606,194	7.2%
The Vanguard Group, Inc.(7)	1,316,618	5.9%
Riverbridge Partners, LLC(8)	1,148,100	5.1%
Executive Officers:(2)
Clinton H. Severson(9)	557,486	2.5%
Vladimir E. Ostoich, Ph.D.(10)	411,866	1.8%
Alberto R. Santa Ines(11)	95,855	*
Kenneth P. Aron, Ph.D.(12)	65,242	*
Donald P. Wood(13)	29,498	*
Outside Directors:(2)
Richard J. Bastiani, Ph.D.(14)	49,400	*
Prithipal Singh, Ph.D.(15)	33,500	*
Henk J. Evenhuis(16)	14,900	*
Michael D. Casey(17)	9,200	*
Vernon E. Altman(18)	7,000	*
Executive officers and directors as a group(12 persons)(19)	1,311,284	5.9%
* Less than one percent.

(1)	The percentages shown in this column are calculated based on 22,319,491 shares of common stock outstanding on August 30, 2013 and includes shares of common stock that such person or group had the right to acquire on or within sixty days after that date, including, but not limited to, upon the exercise of options and vesting of restricted stock units.

(2)	The business address of the beneficial owners listed is c/o Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587.

(3)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2013 by Brown Capital Management, LLC, reporting sole power to vote and dispose of 2,025,147 and 3,516,784 shares, respectively; and by The Brown Capital Management Small Company Fund, reporting sole power to vote and dispose of 1,608,340 shares. The business address for Brown Capital Management, LLC and The Brown Capital Management Small Company Fund is 1201 North Calvert Street, Baltimore, MD 21202.

(4)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 5, 2013 by Kayne Anderson Rudnick Investment Management, LLC, reporting sole power to vote and dispose of 2,006,986 shares. The business address for Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue of the Stars, Second Floor, Los Angeles, CA 90067.

(5)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2013 by both Neuberger Berman Group LLC and Neuberger Berman LLC, reporting shared power to vote and dispose of 1,622,349 and 1,678,949 shares, respectively; by Neuberger Berman Management LLC, reporting shared power to vote and dispose of 1,412,554 shares; and by Neuberger Berman Equity Funds, reporting shared power to vote and dispose of 1,152,100 shares. The business address for Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds is 605 Third Avenue, New York, NY 10158.

(6)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 8, 2013 by BlackRock, Inc., reporting sole power to vote and dispose of 1,606,194 shares. The business address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(7)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 22, 2013 by The Vanguard Group, Inc., reporting sole power to vote and dispose of 29,047 and 1,288,771 shares, respectively; and shared power to dispose of 27,847 shares. The business address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(8)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 4, 2013 by Riverbridge Partners, LLC, reporting sole power to vote and dispose of 855,726 and 1,148,100 shares, respectively. The business address for Riverbridge Partners, LLC is 80 South Eighth Street, Suite 1200, Minneapolis, MN 55402.

(9)	Includes:
—	557,486 shares held by Mr. Severson.

(10)	Includes:
—	224,533 shares held by Dr. Ostoich;
—	26,355 shares held by Dr. Ostoich’s IRA;
—	22,400 shares held by Mrs. Ostoich’s IRA;
—	116,578 shares held by the Vladimir Ostoich and Liliana Ostoich Trust Fund, for the benefit of Dr. Ostoich and his wife; and
—	22,000 shares subject to stock options exercisable by Dr. Ostoich within sixty days of August 30, 2013.
The total shares beneficially owned by Dr. Ostoich includes certain shares pledged as security.

(11)	Includes:
—	55,855 shares held by Mr. Santa Ines; and
—	40,000 shares subject to stock options exercisable by Mr. Santa Ines within sixty days of August 30, 2013.

(12)            Includes:
—	64,742 shares held by Dr. Aron; and
—	500 shares held by Mrs. Aron.

(13)	Includes:
—	29,498 shares held by Mr. Wood.

(14)	Includes:
—	49,400 shares held by Dr. Bastiani.

(15)            Includes:
—	33,500 shares held by Dr. Singh.

(16)	Includes:
—	14,900 shares held by Mr. Evenhuis.

(17)	Includes:
—	9,200 shares held by Mr. Casey.

(18)	Includes:
—	7,000 shares held by Mr. Altman.

(19)	Includes:
—	1,249,284 shares held by all executive officers and directors as a group; and
—	62,000 shares subject to stock options exercisable by all executive officers and directors as a group within sixty days of August 30, 2013.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC.  Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

Based solely on our review of the copies of Forms 3, 4 and 5 and amendments thereto received by us, we believe that during the period from April 1, 2012 through March 31, 2013, our executive officers, directors and greater than 10% shareholders complied with all applicable filing requirements applicable to these executive officers, directors and greater than 10% shareholders, except with respect to the following late report filings: 15 late filings by Mr. Achim Henkel and one late filing by Mr. Vladimir Ostoich.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the principles underlying the material components of our executive compensation program for our executive officers, including the Named Executive Officers in the “Summary Compensation Table” below. We also provide an overview of the overall objectives of the program and the factors relevant to an analysis of these policies and decisions.

Executive Summary

The Compensation Committee believes our executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the long-term interests of shareholders.

Fiscal 2013 Financial Performance

We achieved total revenues of $186.0 million during fiscal 2013, as compared with revenues of $156.6 million in fiscal 2012, an increase of 19%.  Revenues in North America increased by 18% in fiscal 2013, compared to fiscal 2012, and revenues outside of North America increased by 20% in fiscal 2013, compared to fiscal 2012.  Revenues from consumable sales increased to $127.5 million, or 12%, in fiscal 2013, compared to fiscal 2012.  In our veterinary market, total revenues increased to $150.5 million, an increase of 23% over fiscal 2012.

Our total shareholder return on an investment in our common stock has outperformed the NASDAQ Medical Equipment Securities Index over the five year period ended March 31, 2013.

Fiscal 2013 Compensation

Consistent with our pay-for-performance philosophy, our Compensation Committee took the following actions with respect to the fiscal 2013 compensation of our Named Executive Officers.

•	Base Salary. We increased the base salary of our Chief Executive Officer by 20.0% and the base salaries of the other Named Executive Officers by amounts ranging from 14.7% to 20.2%. Our Compensation Committee made these increases to reward the individual performance of each of the Named Executive Officers and to ensure an appropriate balance in their compensation mix between cash and equity.

•	Annual Bonus. We increased the target annual bonus opportunities of our Chief Executive Officer by 19.0% and the target annual bonus opportunities of the other Named Executive Officers by 16.7%, in order to make such amounts competitive with those of similarly-situated executives at our peer companies. The actual annual bonus for fiscal 2013 was earned at 91.5% of the target bonus opportunity for our Named Executive Officers.

•	Equity Awards. We granted our Named Executive Officers equity awards in the form of restricted stock units subject to a mix of time-based and performance-based vesting, which were intended to incentivize, encourage retention and enhance share ownership, aligning the interests of our Named Executive Officers with the interests of our shareholders.

Executive Compensation Program Overview

Overview

The goals of our executive compensation program are to attract, retain, motivate and reward executive officers who contribute to our success and to incentivize these executives on both a short-term and long-term basis to achieve our business objectives. This program combines cash and equity awards in the forms and proportions that we believe will motivate our executive officers to increase shareholder value over the long-term.

Our executive compensation program is designed to achieve the following specific objectives:

•	to align our executive compensation with achievement of our strategic business objectives;

•	to align the interests of our executive officers with both short-term and long-term shareholder interests; and

•	to place a substantial portion of our executives’ compensation at risk such that actual compensation depends on overall company performance.

Executive Compensation Program Objectives and Framework

Our executive compensation program has three primary components:  (1) base salary, (2) short-term cash incentive bonuses and (3) long-term equity grants.  Base salaries for our executive officers are a minimum fixed level of compensation consistent with or below competitive market practice.  Short-term cash incentive bonuses awarded to our executive officers are intended to incentivize and reward achievement of financial, operating and strategic objectives during the fiscal year and targets are typically set to be above market.  Our executive officers’ total potential cash compensation is heavily weighted toward annual cash incentive bonuses, because our Compensation Committee and Board of Directors believe this weighting best aligns the interests of our executive officers with that of shareholders generally and helps ensure a strong pay-for-performance culture.  Long-term equity grants awarded to our executive officers are designed to promote retention and align our executives’ long-term interests with shareholders’ long-term interests by ensuring that incentive compensation is linked to our long-term company performance.

Executive compensation is reviewed annually by our Compensation Committee and Board of Directors, and adjustments are made to reflect company objectives and competitive conditions. Our executive compensation review process includes our Compensation Committee engaging an independent compensation consulting advisor from time to time, as described below in “Competitive Market Analysis.” We also offer our executive officers participation in our 401(k) plan, health care insurance, flexible spending accounts and certain other benefits available generally to all full-time employees.

Compensation-Setting Process

Role of Our Compensation Committee

Our Compensation Committee, which operates under a written charter adopted by the Board of Directors, is primarily responsible for reviewing and recommending to the Board of Directors the compensation arrangements for our executive officers for approval by the Board of Directors.  In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer and director compensation for consistency with the Compensation Committee’s compensation philosophy as in effect from time to time.  In connection with its review and recommendations, our Compensation Committee also considers the recommendations of our Chief Executive Officer, Mr. Clinton Severson, regarding the compensation of our executive officers who report directly to him.  These recommendations generally include annual adjustments to compensation levels and, an assessment of each executive officer’s overall individual contribution, scope of responsibilities and level of experience.  Our Compensation Committee gives considerable weight to Mr. Severson’s recommendations because of his direct knowledge of each executive officer’s performance and contribution to our financial performance.  However, Mr. Severson does not participate in the determination of his own compensation.  The Compensation Committee presents its recommendation for executive compensation to the Board of Directors for final review and approval. Typically, these recommendations are made to our Board of Directors by the first quarter of the ensuing fiscal year.

No other executive officers participate in the determination or recommendation of the amount or form of executive officer compensation, except our Compensation Committee may discuss with our Chief Executive Officer or Chief Financial Officer our financial, operating and strategic business objectives, bonus targets or performance goals. The Compensation Committee reviews and determines the appropriateness of the financial measures and performance goals, as well as assesses the degree of difficulty in achieving specific bonus targets and performance goals. Our Compensation Committee does not delegate any of its functions in determining executive and/or director compensation. To date, our Compensation Committee has not established any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, cash and non-cash compensation, or among different forms of non-cash compensation.

Competitive Market Analysis

In May 2011, our Compensation Committee engaged Pay Governance, an independent executive compensation advisor, to review our executive and board compensation programs. Pay Governance, with input from the Compensation Committee, updated the comparative frame of reference that resulted in a group of 17 companies (the “Compensation Peer Group”). This Compensation Peer Group represented similarly-situated medical device and diagnostic companies that were identified by Pay Governance as companies with similar financial growth and as competitors for executive talent. The following companies comprised the Compensation Peer Group:

Abiomed	ICU Medical	Palomar Medical Technologies
AngioDynamics	Kensey Nash	Quidel
Cepheid	Luminex	Surmodics
Conceptus	Meridian Bioscience	Thoratec
Cutera	Neogen	Volcano
Genomic Health	Orasure Technologies

When making fiscal 2013 executive compensation decisions, the Compensation Committee believed that the Compensation Peer Group was appropriate and commensurate with that of Abaxis – overall revenue, market capitalization, and profitability placed our company at the 60th percentile of the group.  The market data obtained regarding the Compensation Peer Group was considered by the Compensation Committee in its fiscal 2013 executive compensation decisions.  In addition to benchmarking compensation, Pay Governance conducted a Chief Executive Officer pay and performance assessment to ensure that our Chief Executive Officer’s realizable pay is aligned with actual company performance.

In December 2012, our Compensation Committee again engaged Pay Governance, to review our executive compensation programs.  Pay Governance, with input from the Compensation Committee, updated the comparative frame of reference that resulted in a group of 16 companies (the “Updated Compensation Peer Group”).  This Updated Compensation Peer Group represented similarly-situated medical device and diagnostic companies that were identified by Pay Governance as companies with similar financial growth and as competitors for executive talent.  In our Updated Compensation Peer Group, we adjusted our Compensation Peer Group, based on similarity in size, business and financial growth, resulting in an adjustment to remove Cutera, Kensey Nash and Thoratec, and to add Dexcom and Sequenom.  The following companies comprised the Updated Compensation Peer Group:

Abiomed	ICU Medical	Quidel
AngioDynamics	Luminex	Sequenom
Cepheid	Meridian Bioscience	Surmodics
Conceptus	Neogen	Volcano
DexCom	Orasure Technologies
Genomic Health	Palomar Medical Technologies

The market data obtained regarding the Updated Compensation Peer Group was considered by the Compensation Committee in its fiscal 2014 executive compensation decisions.  Our Compensation Committee and Board of Directors may engage compensation consultants in the future as they deem it to be necessary or appropriate.

Shareholder Advisory Vote on Executive Compensation

At our Annual Meeting of Shareholders held on October 24, 2012, we held an advisory vote on executive compensation.  Approximately 96% of the votes cast on the proposal were in favor of our Named Executive Officer compensation as disclosed in the proxy statement.  Our Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no material changes to our executive compensation policies and programs were necessary.

Executive Compensation Components

Base Salary

We provide an annual base salary to each of our executive officers to compensate them for services rendered during the year.  Salaries are reviewed annually by the Compensation Committee and adjusted for the ensuing year based on both (i) an evaluation of individual job performance during the prior year, and (ii) an evaluation of the compensation levels of similarly-situated executive officers in our Compensation Peer Group and in our industry generally.

For fiscal 2013 and 2014, the Compensation Committee targeted salaries to be between the 25th and 50th percentile of our compensation peer group.  Our Compensation Committee considered this 25th and 50th percentile range as a general guideline for the appropriate level of potential salaries, but did not attempt to specifically match this or any other percentile.  Our Compensation Committee also considered the recommendations of the Chief Executive Officer regarding the compensation of each of the Named Executive Officers who reported directly to him.  However, the Compensation Committee and our Board of Directors did not base their considerations on any single factor but rather considered a mix of factors and evaluated individual salaries against that mix.

Our Board of Directors set salaries for fiscal 2013 in April 2012 after considering a peer company analysis of total cash compensation for executive officers prepared in October 2011 by Pay Governance and the recommendations of the Compensation Committee.  For fiscal 2013 base salaries, our Compensation Committee recommended that we increase base salaries in amounts designed to reward each of the Named Executive Officers for their performance in the prior year while maintaining base salaries at an appropriately competitive level.  Based on the peer company analysis of total compensation prepared by Pay Governance in October 2011, base salaries for our executive officers were below the 25th percentile of our compensation peer group, especially because in fiscal 2012 we had maintained base salaries for our Named Executive Officers at their fiscal 2011 rates.  Accordingly, the Compensation Committee recommended increasing base salaries for our Named Executive Officers from fiscal 2012 to fiscal 2013 between 14.7%-20.2%, which reflected the Compensation Committee’s goal for the Named Executive Officer salaries to be between the 25th and 50th percentile of our compensation peer group.  The base salary increases from fiscal 2012 to fiscal 2013 were 20.0% for our Chief Executive Officer and 20.2% for each of our Chief Financial Officer and Chief Operations Officer since the Compensation Committee considered the base salaries were below the base salary levels of similarly-situated executive officers in our Compensation Peer Group.

Our Board of Directors set salaries for fiscal 2014 after considering a peer company analysis of total cash compensation for executive officers prepared in March 2013 by Pay Governance and the recommendations of the Compensation Committee.  For fiscal 2014 base salaries, our Compensation Committee recommended that we increase base salaries in amounts designed to reward each of the Named Executive Officers for their performance in the prior year while maintaining base salaries at an appropriately competitive level.  Based on the peer company analysis of total compensation prepared by Pay Governance in March 2013, the Compensation Committee recommended to the Board of Directors to increase base salaries for our Named Executive Officers from fiscal 2013 to fiscal 2014 between 4.0%-7.8%, which reflected the Compensation Committee’s goal for executive officer salaries to be between the 25th and 50th percentile of our compensation peer group.

Based on the recommendations of the Compensation Committee, our Board of Directors approved the following base salaries (effective July 2012 for fiscal 2013 and July 2013 for fiscal 2014) for our Named Executive Officers:

Named Executive Officer	Fiscal 2013 Base Salary	Fiscal 2014 Base Salary
Clinton H. Severson	$450,000	$485,000
Alberto R. Santa Ines	$250,000	$260,000
Kenneth P. Aron, Ph.D.	$250,000	$260,000
Vladimir E. Ostoich, Ph.D.	$250,000	$260,000
Donald P. Wood	$250,000	$260,000

Fiscal 2013 and 2014 base salary increases for the Named Executive Officers were as follows:

Named Executive Officer	Fiscal 2013 Percent Increase In Base Salary from Fiscal 2012	Fiscal 2014 Percent Increase In Base Salary from Fiscal 2013
Clinton H. Severson	20.0%	7.8%
Alberto R. Santa Ines	20.2%	4.0%
Kenneth P. Aron, Ph.D.	14.7%	4.0%
Vladimir E. Ostoich, Ph.D.	14.7%	4.0%
Donald P. Wood	20.2%	4.0%

Annual Cash Incentive Bonus

Our annual cash incentive bonus program is designed to reward the achievement of key short-term corporate objectives that ultimately drive long-term corporate achievement.  The bonus plan is an “at-risk” compensation arrangement designed to provide market competitive cash incentive opportunities that reward our executive officers for the achievement of key financial performance goals.  Most importantly, the program is structured to achieve our overall objective of tying this element of compensation to the attainment of company performance goals that will create shareholder value.

Target Bonus Opportunities for Fiscal 2013

For fiscal 2013, our Compensation Committee generally targeted total cash compensation to be at or above the 75th percentile of the Compensation Peer Group. Our Compensation Committee considered this 75th percentile target as a general guideline for the appropriate level of potential cash bonus compensation, but did not attempt to specifically match this or any other percentile. The target bonus level for the Named Executive Officers is designed to place a higher portion of our Named Executive Officers’ compensation at risk than the Compensation Peer Group.

Based on the peer company analysis of total compensation prepared by Pay Governance in October 2011, total cash compensation for our executive officers was below the 75th percentile in comparison with our Compensation Peer Group, especially because in fiscal 2012 we had maintained annual bonus opportunities for our Named Executive Officers at their fiscal 2011 levels.  Accordingly, the Compensation Committee recommended to the Board of Directors to increase target bonus opportunities for fiscal 2013 for our Named Executive Officers to be at or above the 75th percentile of the Compensation Peer Group.  In April 2012, our Compensation Committee and Board of Directors (with Mr. Severson abstaining) approved the fiscal 2013 target bonus levels for our executive officers.  The following table summarizes the fiscal 2013 target bonus amounts for our Named Executive Officers:

Named Executive Officer	Fiscal 2013 Target Bonus	Fiscal 2013 Bonus Awarded
Clinton H. Severson	$625,000	$571,875
Alberto R. Santa Ines	$350,000	$320,251
Kenneth P. Aron, Ph.D.	$350,000	$320,251
Vladimir E. Ostoich, Ph.D.	$350,000	$320,251
Donald P. Wood	$350,000	$320,251

Corporate Performance Measures

For fiscal 2013, our Compensation Committee selected quarterly net sales and quarterly pre-tax income as the corporate financial performance measures for our officer bonus program, which we believe are the most important measures of both annual financial performance and long-term shareholder value.  Using these two equally-weighted performance measures, the Compensation Committee established bonus targets that are set to be achievable, yet are at a level of difficulty that does not assure that the goals will be met.  The bonus targets require executive officers to increase annual corporate financial performance during the applicable fiscal year, compared to our previous year’s actual financial results. Accordingly, meeting the bonus targets, especially given the global business environment, requires executive officers to improve financial performance on a year-over-year basis and, thus, a substantial portion of our executive officers’ compensation is at risk if corporate financial results are not achieved during a particular fiscal year.  In addition to meeting financial goals, we must not exceed a certain failure rate on our reagents discs in order for cash incentives to be paid to our executive officers.  However, our Compensation Committee has the discretion to grant bonuses even if these performance goals are not met.

Payment of the target bonus is equally weighted between achievement of our quarterly net sales performance goal and our quarterly pre-tax income performance goal.  Bonuses are earned for the first, second and third quarter only if we achieve at least 90% of either of our pre-established quarterly net sales and/or quarterly pre-tax income goals and also meet any operational goals set by the Compensation Committee.  Bonuses are earned in the fourth quarter based on the annual, rather than quarterly, achievement of at least 90% of either of our pre-established annual net sales and/or pre-tax income goals for the year and also the achievement of any operational goals set by the Compensation Committee.  After the initial threshold is met, the amount of the target bonus paid is based on a sliding scale relative to the proportionate achievement of the performance goals.  If we achieve 90% of only one performance goal, the payout would be limited to 25% of the aggregate target bonus.  For each 1% above 90% of that performance goal, the payout would increase by 2.5% for the aggregate target bonus.  The target bonus will be fully earned if at least 100% of both performance goals are achieved.  For each 1% above 100% of a performance goal, the payout would increase by 1.5% for the aggregate target bonus.  The maximum potential bonus payout is 200% of the target bonus, provided we achieve greater than 133% of at least one of the performance goals. Assuming targets are reached, the bonus payments are paid as follows:  15% of the applicable bonus amount for the first quarter, 25% in the second and third quarters, and 35% in the fourth quarter.  At the end of the fourth quarter, the final amount of the bonus earned will be adjusted to reflect overall performance against the year.

Bonus Decisions and Analysis

The Compensation Committee evaluated our financial performance for each quarter of fiscal 2013 and the level of achievement of each of the corporate performance measures for those quarters.  As noted above, the fiscal 2013 annual bonus paid to each Named Executive Officer was based upon the achievement of two equally-weighted financial goals, our total annual net sales and total annual pre-tax income goals.  Based on this evaluation, the Compensation Committee determined that our Named Executive Officers had achieved 91.5% of their target bonus awards for fiscal 2013.  The targets and actual results are summarized below.

Corporate Performance Measures	Fiscal 2013 Target Bonus	Fiscal 2013 Actual Results
Net sales	$194.4 million	$186.0 million
Pre-tax income (1)(2)	$30.6 million	$29.9 million

(1)	The target bonus level for pre-tax income includes bonus expense earned during the period.
(2)	Each quarter, the Board of Directors (with Mr. Severson abstaining), approves the achievement of the target bonus levels. During fiscal 2013, the Board of Directors (with Mr. Severson abstaining), upon the recommendation of the Compensation Committee, approved a revision to the target bonus level to exclude certain unbudgeted transactions in pre-tax income. The target bonus level in this table reflects the approved revision.

Target Bonus Opportunities for Fiscal 2014

For fiscal 2014, our Compensation Committee generally targeted total cash compensation to be at or above the 75th percentile of the Updated Compensation Peer Group.  Our Compensation Committee considered this 75th percentile target as a general guideline for the appropriate level of potential cash bonus compensation, but did not attempt to specifically match this or any other percentile.  The target bonus level for the Named Executive Officers is designed to maintain total compensation at an appropriately competitive level in the industry.

Based on the peer company analysis of total compensation prepared by Pay Governance in March 2013, the Compensation Committee recommended to the Board of Directors to increase target bonus opportunities for fiscal 2014 for our Named Executive Officers to be at or above the 75th percentile of the Updated Compensation Peer Group.  In April 2013, our Compensation Committee and Board of Directors (with Mr. Severson abstaining) approved the fiscal 2014 target bonus levels for our executive officers.  The following table summarizes the fiscal 2014 target bonus amounts for our Named Executive Officers:

Named Executive Officer	Fiscal 2014 Target Bonus
Clinton H. Severson	$675,000
Alberto R. Santa Ines	$375,000
Kenneth P. Aron, Ph.D.	$375,000
Vladimir E. Ostoich, Ph.D.	$375,000
Donald P. Wood	$375,000

Payment of the target bonus, as identified above, for fiscal 2014, will continue to be equally weighted at 50% for achievement of our quarterly net sales performance goal and 50% for achievement of our quarterly pre-tax income performance goal.  For fiscal 2014, bonuses will be paid in the same payout structure as the fiscal 2013 bonus discussed above, with the exception of higher financial targets.  Our Compensation Committee has the discretion to adjust the parameters and performance goals for payment of these annual performance bonuses.

Recoupment of Certain Payments

We do not currently have a formal policy regarding adjustments or recovery of awards or payments following a restatement of financial performance targets.  In such a circumstance, the Compensation Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 further expanded the reach of mandatory recoupment policies but the Securities and Exchange Commission has yet to provide final guidance for implementation of such requirements.  We will comply with any final recoupment policies.

Long-Term Equity Incentive Compensation

Long-term incentive equity awards are designed as a key element of compensation for our executive officers so that a substantial portion of their total direct compensation is tied to increasing the market value of Abaxis.  We make annual grants of long-term incentive equity awards to align our executives’ interests with those of our shareholders, to promote executives’ focus on the long-term financial performance of Abaxis, and, through time-based vesting requirements, to enhance long-term retention.

In determining the size of equity-based awards, the Compensation Committee considers competitive grant values for comparable positions at the Compensation Peer Group, as well as various subjective factors primarily relating to the responsibilities of the individual executive, past performance, and the executive’s expected future contributions and value to Abaxis.  The Compensation Committee also considers, in its decision-making process, the executive’s historical total compensation, including prior equity grants, their tenure, responsibilities, experience and value to Abaxis.  No one factor is given any specific weighting and the Compensation Committee exercises its judgment to determine the appropriate size and mix of awards.

Under our 2005 Equity Incentive Plan (the “2005 Plan”), we are permitted to award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance cash awards, performance shares, performance units, deferred compensation awards or other share-based awards.  Prior to fiscal 2007, equity-based grants to our executive officers comprised solely of stock options.  Beginning in fiscal 2007, we began granting restricted stock units to our executive officers.  Starting in fiscal 2013, we implemented a performance-based vesting equity program.  Under this program, starting in fiscal 2013, our Compensation Committee granted our Named Executive Officers restricted stock units that vest only if certain financial and/or operating goals are achieved. Equity grants to our Named Executive Officers in fiscal 2013 and fiscal 2014 are discussed below.

The 2005 Plan previously contained a provision that no more than 500,000 shares of common stock could be granted under the 2005 Plan upon exercise or settlement of “full value awards,” a defined term that includes restricted stock units.  In connection with the preparation of the proxy statement for our 2012 annual meeting of shareholders, we determined that we inadvertently had issued more shares in settlement of restricted stock units than was then permitted under the full value award limit.  In October 2012, our Board of Directors ratified the issuance of the 370,179 shares of common stock issued in excess of the full value award limit, as permitted by California law and our articles of incorporation and bylaws.  At our annual meeting of shareholders in 2012, our shareholders approved an amendment to the 2005 Plan to, among other things, eliminate the full value award limit.

Stock Options

Prior to fiscal 2007, a substantial portion of our executive compensation arrangement consisted of long-term incentive grants, comprising of stock options. Starting in fiscal 2007, we decided to grant restricted stock units instead of stock options because stock options are highly dilutive and we incur an expense upfront even though executives do not necessarily realize any value from stock options.

Restricted Stock Units

Fiscal 2013 Restricted Stock Unit Grants

The Compensation Committee approves all restricted stock unit grants to our Named Executive Officers and other executive officers. In April 2012, after considering an analysis of total compensation for our Named Executive Officers, the Compensation Committee determined that a mix of time-based and performance-based vesting for the restricted stock unit awards would provide an effective tool for incentivizing and retaining those executive officers who are most responsible for direct impact on corporate performance by balancing variable compensation (restricted stock units subject to performance-based vesting, which we refer to as performance units) and compensation with a more predictable value (restricted stock units subject to time-based vesting).

The performance units consist of the right to receive shares of common stock, subject to achievement of certain corporate performance-related goals, as established by the Compensation Committee.  The performance units granted in fiscal 2013 (the “FY2013 Performance RSUs”) were subject to vesting in four equal annual increments based on our consolidated income from operations for each of the years ending March 31, 2013 through 2016 exceeding 90% of the target set or to be set by the Compensation Committee for such year, respectively. The value of the performance units at the time of grant was approximately $819,000 for our Chief Executive Officer and approximately $374,000 for each of our other Named Executive Officers. The Compensation Committee believed that these grants of performance units were appropriate based on our financial performance over the prior year.

Restricted stock units subject to time-based vesting granted to the Named Executive Officers were subject to the following vesting schedule:  five percent vesting on the first anniversary of the grant date; additional ten percent on the second anniversary of the grant date; additional 15 percent on the third anniversary of the grant date; and the remaining 70 percent on the fourth anniversary of the grant date, in each case subject to continuous service to Abaxis during the vesting period. Time-based vesting terms are intended to encourage retention of our executive officers. The value of these timed-based restricted stock units at the time of grant was approximately $819,000 for our Chief Executive Officer and approximately $374,000 for each of our other Named Executive Officers. Our Compensation Committee believes that retention of the Named Executive Officers is key to our success and that the time-based vesting schedule of the restricted stock units helps to retain our Named Executive Officers.

The Compensation Committee believed that the changes to the equity award program for fiscal 2013 would help align the executives’ focus on the achievement of specific performance goals intended to help position us for future growth.  Furthermore, the Compensation Committee believes that our restricted stock grants will enhance executive share ownership, further aligning their interests with those of shareholders.  The Compensation Committee intends that long-term equity incentive compensation awards, when taken together with the base salary and annual incentive compensation opportunities provided to the Named Executive Officers, would result in total direct compensation to the Named Executive Officers to be at or above the 75th percentile, assuming performance at the target level under the annual incentive compensation plan, as compared to similarly-situated executive officers in our Compensation Peer Group and in our industry generally.  The Compensation Committee has determined that providing compensation at these levels would provide incentives to attract and retain highly qualified executives.  In April 2012, for our Named Executive Officers and upon the recommendation of the Compensation Committee, our Board of Directors (with Mr. Severson abstaining) approved the fiscal 2013 long-term equity incentive compensation.  The following table summarizes the fiscal 2013 restricted stock units and performance units awarded to our Named Executive Officers:

Named Executive Officer	Restricted Stock Units with Time- Based Vesting (#)	Performance Units (#)
Clinton H. Severson	23,000	23,000
Alberto R. Santa Ines	10,500	10,500
Kenneth P. Aron, Ph.D.	10,500	10,500
Vladimir E. Ostoich, Ph.D.	10,500	10,500
Donald P. Wood	10,500	10,500

Fiscal 2014 Restricted Stock Unit Grants and Partial Cancellation of Fiscal 2013 Restricted Stock Unit Grants

In April 2013, after considering an analysis of total compensation for our Named Executive Officers, the Compensation Committee again determined that a mix of performance units and restricted stock units subject to time-based vesting would be appropriate, for the reasons described above.

The performance units granted for fiscal 2014 consist of the right to receive shares of common stock, only if both of the following criteria are satisfied:  (1) the Company’s consolidated income from operations for the fiscal year ending March 31, 2014, as certified by the Compensation Committee, is in excess of the applicable target amount set forth in the table below; and (2) the recipient remains in the Service of the Company (as defined in the Company’s 2005 Equity Incentive Plan) until the applicable vesting date set forth below:

Shares Issuable Upon Settlement of Fiscal 2014 Performance Units	Consolidated Income From Operations for the Year Ending March 31, 2014	Vesting date
25%	> 90% of target	April 29, 2016
25%	> 90% of target	April 29, 2017
25%	> 100% of target	April 29, 2016
25%	> 100% of target	April 29, 2017

On April 29, 2013, 25% of the shares subject to the FY2013 Performance RSUs were issued as a result of the Company exceeding 90% of its consolidated income from operations target for the fiscal year ending March 31, 2013.  In consideration of the grant of the performance units in fiscal 2014 described above, each Named Executive Officer of the Company has agreed to cancel the remaining portion of the FY2013 Performance RSUs.  The number of shares issued upon vesting of the FY2013 Performance RSUs and the number of shares subject to the portion of each of the FY2013 Performance RSUs that has been cancelled are as follows: (i) Clinton H. Severson, 5,750 shares issued and 17,250 shares cancelled; (ii) Alberto R. Santa Ines, 2,625 shares issued and 7,875 shares cancelled; (iii) Vladimir E. Ostoich, Ph.D., 2,625 shares issued and 7,875 shares cancelled; (iv) Kenneth P. Aron, Ph.D., 2,625 shares issued and 7,875 shares cancelled; and (v) Donald P. Wood, 2,625 shares issued and 7,875 shares cancelled.

Restricted stock units subject to time-based vesting granted to the Named Executive Officers continued to have the four-year time-based vesting terms as described above.

In April 2013, our Compensation Committee and Board of Directors (with Mr. Severson abstaining) approved the fiscal 2014 long-term equity incentive compensation for our Named Executive Officers. The following table summarizes the fiscal 2014 restricted stock units and performance units awarded to our Named Executive Officers:

Named Executive Officer	Restricted Stock Units with Time- Based Vesting (#)	Performance Units (#)
Clinton H. Severson	19,000	36,000
Alberto R. Santa Ines	9,000	16,000
Kenneth P. Aron, Ph.D.	9,000	16,000
Vladimir E. Ostoich, Ph.D.	9,000	16,000
Donald P. Wood	9,000	16,000

Other Compensation Policies and Benefits

Benefits and Perquisites

We do not provide any of our executive officers with any material perquisites.  Currently, all benefits offered to our executive officers, including an opportunity to participate in our 401(k) plan, medical, dental, vision, life insurance, disability coverage, long-term care insurance benefits and flexible spending accounts, are also available on a non-discriminatory basis to other full-time employees.  We also provide vacation and other paid holidays to all full-time employees, including our Named Executive Officers.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executives and directors.  These guidelines require that executives and directors be meaningfully invested in the Company’s stock, and therefore be personally invested in the Company’s performance to ensure strong alignment with shareholder interests.

Employment Agreements

In October 2010, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which amended, restated and superseded Mr. Severson’s existing Employment Agreement, dated July 11, 2005.  The amended and restated Employment Agreement provides Mr. Severson with a severance payment equal to two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause.  Additionally, upon Mr. Severson’s termination without cause or resignation for good reason, all of Mr. Severson’s unvested stock options, restricted stock units and other equity awards would vest in full.  Certain severance benefits provided pursuant to the Severance Plan (described below in “Change in Control Agreements”) with respect to a change of control supersede those provided pursuant to the employment agreement.  None of our other executives has employment agreements with us.

Change in Control Agreements

In July 2006, our Board of Directors, after considering a change of control program analysis from the peer company analysis prepared by our compensation advisor at that time and upon the recommendation of our Compensation Committee, approved and adopted the Abaxis, Inc. Executive Change of Control Severance Plan (the “Severance Plan”).  The Severance Plan was adopted by our Board of Directors to reduce the distraction of executives and potential loss of executive talent that could arise from a potential change of control. Participants in the Severance Plan include Abaxis’ senior managers who are selected by the Board of Directors.  In December 2008, our Board of Directors amended the Severance Plan to ensure its compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The current executive officers designated as participants in the Severance Plan are as follows:  Clinton H. Severson, our Chairman, President and Chief Executive Officer; Alberto R. Santa Ines, our Chief Financial Officer and Vice President of Finance; Kenneth P. Aron, Ph.D., our Chief Technology Officer; Achim Henkel, our Managing Director of Abaxis Europe GmbH; Martin V. Mulroy, our Chief Commercial Officer for North America Animal Health; Vladimir E. Ostoich, Ph.D., our Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim; and Donald P. Wood, our Chief Operations Officer.

The Severance Plan provides that upon the occurrence of a change of control a participant’s outstanding stock option(s) and other unvested equity-based instruments will accelerate in full, and any such stock awards shall become immediately exercisable. Under the 2005 Equity Incentive Plan, all equity awards held by officers accelerate upon a change in control.

In addition, the Severance Plan provides that, if the participant’s employment is terminated by us (or any successor of Abaxis) for any reason other than cause, death, or disability within 18 months following the change of control date and such termination constitutes a separation in service, the participant is eligible to receive severance benefits as follows:

•	on the 60th day after the termination date, a lump sum cash payment equal to two times the sum of the participant’s annual base salary and the participant’s target annual bonus amount for the year in which the change of control occurs;

•	payment of up to 24 months of premiums for medical, dental and vision benefits, provided, however, that if the participant becomes eligible to receive comparable benefits under another employer’s plan, our benefits will be secondary to those provided under such other plan;

•	reimbursement, on a monthly basis, of up to 24 months of premiums for disability and life insurance benefits if the participant elects to convert his or her disability and/or life insurance benefits under our plans into individual policies following termination; and

•	payment of an amount equal to any excise tax imposed under Section 4999 of the Code, as well as a payment in reimbursement of excise and income taxes arising from the initial excise tax payment, provided, however, that payment of such amount is capped at $1,000,000 per participant.

Payment of the foregoing severance benefits is conditioned upon the participant’s execution of a valid and effective release of claims against us.

Compensation Policies and Practices as They Relate to Risk Management

In fiscal 2013, our Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks.  In connection with its evaluation, our Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives.  Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

Tax Considerations

Deductibility of Executive Compensation

We have considered the provisions of Section 162(m) of the Code and related Treasury Regulations that restrict deductibility of executive compensation paid to our Named Executive Officers and our other executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m) of the Code to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing of various decisions by officers regarding stock options) which are beyond the control of both Abaxis and our Compensation Committee. In addition, our Compensation Committee believes that it is important to retain maximum flexibility in designing compensation programs that meet its stated business objectives. For these reasons, our Compensation Committee, while considering tax deductibility as a factor in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for fiscal 2013, 2012 and 2011, the compensation awarded or paid to, or earned by, Abaxis’ Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers at March 31, 2013 (collectively, the “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)		Total ($)
Clinton H. Severson President, Chief Executive Officer and Chairman of the Board	2013 2012 2011	431,250 376,442 370,385	- - -	1,024,075 1,573,000 1,416,800	- - -	571,875 341,251 488,251	13,638 11,726 11,160	(4) (4) (4)	2,040,838 2,302,419 2,286,596
Alberto R. Santa Ines Chief Financial Officer and Vice President of Finance	2013 2012 2011	239,500 208,800 205,538	- - -	467,513 715,000 644,000	- - -	320,251 195,000 279,000	12,751 10,573 9,967	(5) (5) (5)	1,040,015 1,129,373 1,138,505
Kenneth P. Aron, Ph.D. Chief Technology Officer	2013 2012 2011	242,000 218,839 215,539	- - -	467,513 715,000 644,000	- - -	320,251 195,000 279,000	26,186 23,502 22,462	(6) (6) (6)	1,055,950 1,152,341 1,161,001
Vladimir E. Ostoich, Ph.D. Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim	2013 2012 2011	242,000 218,839 215,539	- - -	467,513 715,000 644,000	- - -	320,251 195,000 279,000	20,888 18,619 17,568	(7) (7) (7)	1,050,652 1,147,458 1,156,107
Donald P. Wood Chief Operations Officer	2013 2012 2011	239,500 208,800 205,538	- - -	467,513 715,000 644,000	- - -	320,251 195,000 279,000	20,720 18,299 17,518	(8) (8) (8)	1,047,984 1,137,099 1,146,056

(1)	Awards consist of restricted stock units granted to the Named Executive Officer in the fiscal year specified. Amounts listed in this column represent the grant date fair value of the awards granted in the fiscal year indicated as computed in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation-Stock Compensation” (“ASC 718”). Fiscal 2013 includes restricted stock unit awards with performance vesting granted in accordance with ASC 718-10-55-95. Amounts shown do not reflect whether the Named Executive Officer has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). For a discussion of the assumptions used in determining the fair value of awards of restricted stock units in the above table, see Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on June 14, 2013.

(2)	Represents aggregate cash performance bonuses earned during each fiscal year based on achievement of corporate financial performance goals, as described under “Compensation Discussion and Analysis” above. These bonuses were paid in four quarterly installments within one month following the end of the applicable quarter upon achieving the established quarterly net sales and/or quarterly pre-tax income goals for that quarter. Amounts do not include bonuses paid during a fiscal year, with respect to bonuses earned in a prior fiscal year.

(3)	Amounts listed are based upon our actual costs expensed in connection with such compensation.

(4)	In fiscal 2013, consists of $5,715 in supplemental health plan expenses reimbursed by us, $624 in group life insurance paid by us, $574 in disability insurance premiums paid by us, $444 in long-term care insurance premiums paid by us and $6,281 in matching contributions made by us to Mr. Severson’s 401(k) account. In fiscal 2012, consists of $5,420 in supplemental health plan expenses reimbursed by us, $663 in group life insurance paid by us, $574 in disability insurance premiums paid by us, $444 in long-term care insurance premiums paid by us and $4,625 in matching contributions made by us to Mr. Severson’s 401(k) account. In fiscal 2011, consists of $5,191 in supplemental health plan expenses reimbursed by us, $648 in group life insurance paid by us, $616 in disability insurance premiums paid by us, $111 in long-term care insurance premiums paid by us and $4,594 in matching contributions made by us to Mr. Severson’s 401(k) account.

(5)	In fiscal 2013, consists of $4,964 in supplemental health plan expenses reimbursed by us, $465 in group life insurance paid by us, $527 in disability insurance premiums paid by us, $514 in long-term care insurance premiums paid by us and $6,281 in matching contributions made by us to Mr. Santa Ines’ 401(k) account. In fiscal 2012, consists of $4,516 in supplemental health plan expenses reimbursed by us, $460 in group life insurance paid by us, $458 in disability insurance premiums paid by us, $514 in long-term care insurance premiums paid by us and $4,625 in matching contributions made by us to Mr. Santa Ines’ 401(k) account. In fiscal 2011, consists of $4,323 in supplemental health plan expenses reimbursed by us, $445 in group life insurance paid by us, $477 in disability insurance premiums paid by us, $128 in long-term care insurance premiums paid by us and $4,594 in matching contributions made by us to Mr. Santa Ines’ 401(k) account.

(6)	In fiscal 2013, consists of $18,590 in supplemental health plan expenses reimbursed by us, $479 in group life insurance paid by us, $532 in disability insurance premiums paid by us, $303 in long-term care insurance premiums paid by us and $6,281 in matching contributions made by us to Dr. Aron’s 401(k) account. In fiscal 2012, consists of $17,611 in supplemental health plan expenses reimbursed by us, $484 in group life insurance paid by us, $480 in disability insurance premiums paid by us, $302 in long-term care insurance premiums paid by us and $4,625 in matching contributions made by us to Dr. Aron’s 401(k) account. In fiscal 2011, consists of $16,826 in supplemental health plan expenses reimbursed by us, $467 in group life insurance paid by us, $500 in disability insurance premiums paid by us, $75 in long-term care insurance premiums paid by us and $4,594 in matching contributions made by us to Dr. Aron’s 401(k) account.

(7)	In fiscal 2013, consists of $13,121 in supplemental health plan expenses reimbursed by us, $479 in group life insurance paid by us, $532 in disability insurance premiums paid by us, $600 in long-term care insurance premiums paid by us and $6,156 in matching contributions made by us to Dr. Ostoich’s 401(k) account. In fiscal 2012, consists of $12,430 in supplemental health plan expenses reimbursed by us, $484 in group life insurance paid by us, $480 in disability insurance premiums paid by us, $600 in long-term care insurance premiums paid by us and $4,625 in matching contributions made by us to Dr. Ostoich’s 401(k) account. In fiscal 2011, consists of $11,920 in supplemental health plan expenses reimbursed by us, $467 in group life insurance paid by us, $500 in disability insurance premiums paid by us, $150 in long-term care insurance premiums paid by us and $4,531 in matching contributions made by us to Dr. Ostoich’s 401(k) account.

(8)	In fiscal 2013, consists of $13,121 in supplemental health plan expenses reimbursed by us, $465 in group life insurance paid by us, $527 in disability insurance premiums paid by us, $326 in long-term care insurance premiums paid by us and $6,281 in matching contributions made by us to Mr. Wood’s 401(k) account. In fiscal 2012, consists of $12,430 in supplemental health plan expenses reimbursed by us, $460 in group life insurance paid by us, $458 in disability insurance premiums paid by us, $326 in long-term care insurance premiums paid by us and $4,625 in matching contributions made by us to Mr. Wood’s 401(k) account. In fiscal 2011, consists of $11,920 in supplemental health plan expenses reimbursed by us, $445 in group life insurance paid by us, $477 in disability insurance premiums paid by us, $82 in long-term care insurance premiums paid by us and $4,594 in matching contributions made by us to Mr. Wood’s 401(k) account.

Salary and Bonus in Proportion to Total Compensation. The following table sets forth the percentage of base salary and annual cash incentive bonus earned by each Named Executive Officer as a percentage of total compensation for fiscal 2013.

Named Executive Officer	Base Salary As a Percentage of Total Compensation	Annual Cash Incentive Bonus As a Percentage of Total Compensation
Clinton H. Severson	21%	28%
Alberto R. Santa Ines	23%	31%
Kenneth P. Aron, Ph.D.	23%	30%
Vladimir E. Ostoich, Ph.D.	23%	30%
Donald P. Wood	23%	31%

CEO Employment Agreement. In October 2010, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which amended, restated and superseded Mr. Severson’s existing Employment Agreement, dated July 11, 2005. The amended and restated Employment Agreement provides Mr. Severson with a severance payment equal to two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause. Additionally, upon Mr. Severson’s termination without cause or resignation for good reason, all of Mr. Severson’s unvested stock options, restricted stock units and other equity awards would vest in full. Certain severance benefits provided pursuant to the Severance Plan (described above in “Change in Control Agreements”) with respect to a change of control supersede those provided pursuant to the employment agreement. None of our other executives has employment agreements with us.

Grants of Plan-Based Awards in Fiscal 2013

The following table sets forth the grants of plan-based awards to our Named Executive Officers during fiscal 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (3)	Awards ($) (4)
Clinton H. Severson
Annual cash incentive bonus		156,250	625,000	1,250,000
Restricted stock units	4/30/2012							23,000	819,260
Restricted stock units	4/30/2012				0	5,750	5,750		204,815
Alberto R. Santa Ines
Annual cash incentive bonus		87,500	350,000	700,000
Restricted stock units	4/30/2012							10,500	374,010
Restricted stock units	4/30/2012				0	2,625	2,625		93,503
Kenneth P. Aron, Ph.D.
Annual cash incentive bonus		87,500	350,000	700,000
Restricted stock units	4/30/2012							10,500	374,010
Restricted stock units	4/30/2012				0	2,625	2,625		93,503
Vladimir E. Ostoich, Ph.D.
Annual cash incentive bonus		87,500	350,000	700,000
Restricted stock units	4/30/2012							10,500	374,010
Restricted stock units	4/30/2012				0	2,625	2,625		93,503
Donald P. Wood
Annual cash incentive bonus		87,500	350,000	700,000
Restricted stock units	4/30/2012							10,500	374,010
Restricted stock units	4/30/2012				0	2,625	2,625		93,503

(1)	Actual cash performance bonuses, which were approved by the Board of Directors upon recommendation by the Compensation Committee based on achievement of corporate financial performance goals for fiscal 2013, were paid in four quarterly installments within one month following the end of the applicable quarter upon achieving the established quarterly net sales and/or quarterly pre-tax income goals. Actual cash performance bonuses are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(2)	Consists of a performance-based restricted stock unit granted under, and is subject to, the terms of our 2005 Equity Incentive Plan. Restricted stock units were subject to vesting in four equal annual increments based upon: (1) achievement of certain pre-established corporate annual performance-related goals and (2) the grantee’s satisfying service requirements through the vesting period. The number of vested restricted stock unit awards (performance vesting) is determined at the end of each annual performance period. Because each annual performance target was to be set at the start of each respective single-fiscal year performance period, and only the target for fiscal 2013 performance was set as of March 31, 2013, only 25% of the restricted stock unit awards (performance vesting) were deemed granted in fiscal 2013 in accordance with ASC 718‑10‑55‑95, and the remaining 75% of the FY2013 Performance RSUs were not deemed granted for accounting purposes as of March 31, 2013. The maximum shares are limited to 100% of the target units for the fiscal year ended March 31, 2013, the first annual performance period. The shares reported exclude the following since the awards were not deemed granted for accounting purpose in accordance with ASC 718‑10‑55‑95: Mr. Severson, 17,250 shares; Mr. Santa Ines, 7,875 shares; Mr. Aron, 7,875 shares; Mr. Ostoich, 7,875 shares; and Mr. Wood, 7,875 shares. In April 2013, the Board of Directors and each Named Executive Officer agreed to cancel the unvested portion of the FY2013 Performance RSUs. Additional information on restricted stock unit granted is described above in “Restricted Stock Units.”

(3)	Consists of a time-based restricted stock unit granted under, and is subject to, the terms of our 2005 Equity Incentive Plan. The four-year time-based vesting terms of the restricted stock units is as follows, assuming continuous employment: five percent of the shares vest after the first year; ten percent of the shares vest after the second year; 15 percent of the shares vest after the third year; and 70 percent of the shares vest after the fourth year. Additional information on restricted stock unit granted is described above in “Restricted Stock Units.”

(4)	Represents the fair value of the restricted stock unit award on the date of grant, pursuant to ASC 718. See Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on June 14, 2013 for additional information.

Outstanding Equity Awards at Fiscal Year End 2013

The following table shows, for the fiscal year ended March 31, 2013, certain information regarding outstanding equity awards at fiscal year end for our Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Clinton H. Severson							38,500	(4)	1,821,820
							46,750	(4)	2,212,210
							52,250	(4)	2,472,470
							23,000	(4)	1,088,360
							5,750	(5)	272,090

Alberto R. Santa Ines	40,000	-	21.65	4/20/2014
							17,500	(4)	828,100
							21,250	(4)	1,005,550
							23,750	(4)	1,123,850
							10,500	(4)	496,860
							2,625	(5)	124,215

Kenneth P. Aron, Ph.D.							17,500	(4)	828,100
							21,250	(4)	1,005,550
							23,750	(4)	1,123,850
							10,500	(4)	496,860
							2,625	(5)	124,215

Vladimir E. Ostoich, Ph.D.	22,000	-	21.65	4/20/2014
							17,500	(4)	828,100
							21,250	(4)	1,005,550
							23,750	(4)	1,123,850
							10,500	(4)	496,860
							2,625	(5)	124,215

Donald P. Wood							17,500	(4)	828,100
							21,250	(4)	1,005,550
							23,750	(4)	1,123,850
							10,500	(4)	496,860
							2,625	(5)	124,215

(1)	Options granted to the Named Executive Officers expire ten years after the grant date. All options vest one‑fourth on the first anniversary date of grant and vests at a rate of 1/48th for each full month thereafter. The options listed are now vested in full.

(2)	Represents the fair value of our common stock on the grant date of the option.

(3)	The value of the equity award is based on the closing price of our common stock of $47.32 on March 28, 2013, the last day of trading for our fiscal year ended March 31, 2013, as reported on the NASDAQ Global Select Market.

(4)	The four-year time-based vesting terms of the restricted stock units is as follows, assuming continuous employment: five percent of the shares vest after the first year; ten percent of the shares vest after the second year; 15 percent of the shares vest after the third year; and 70 percent of the shares vest after the fourth year. Additional information on restricted stock unit granted during fiscal 2013 is described above in “Restricted Stock Units.”

(5)	The restricted stock unit awards vest upon satisfying performance criteria. The shares reported exclude the following since the awards were not deemed granted for accounting purpose in accordance with ASC 718‑10‑55‑95: Mr. Severson, 17,250 shares; Mr. Santa Ines, 7,875 shares; Mr. Aron, 7,875 shares; Mr. Ostoich, 7,875 shares; and Mr. Wood, 7,875 shares. In April 2013, the Board of Directors and each Named Executive Officer agreed to cancel the unvested portion of the FY2013 Performance RSUs. See Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on June 14, 2013 for additional information.

Option Exercises and Stock Vested in Fiscal 2013

The following table shows all shares of common stock acquired upon exercise of stock options and value realized upon exercise, and all stock awards vested and value realized upon vesting, held by our Named Executive Officers during fiscal 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Clinton H. Severson	50,000	819,043	51,500	1,798,763
Alberto R. Santa Ines	25,000	871,750	21,500	751,088
Kenneth P. Aron, Ph.D.	40,000	876,430	21,500	751,088
Vladimir E. Ostoich, Ph.D.	-	-	21,500	751,088
Donald P. Wood	-	-	21,500	751,088

(1)	The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, as reported on the NASDAQ Global Select Market, multiplied by the number of shares for which the option was exercised.

(2)	The value realized on vesting of restricted stock units equals the fair market value of our common stock on the settlement date, multiplied by the number of shares that vested.

Severance and Change in Control Agreements

Employment Agreement

In October 2010, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which amended, restated and superseded Mr. Severson’s existing Employment Agreement, dated July 11, 2005.  The amended and restated Employment Agreement provides Mr. Severson with a severance payment equal to two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause.  Additionally, upon Mr. Severson’s termination without cause or resignation for good reason, all of Mr. Severson’s unvested stock options, restricted stock units and other equity awards would vest in full.  Certain severance benefits provided pursuant to the Severance Plan (described below in “Executive Change of Control Severance Plan”) with respect to a change of control supersede those provided pursuant to the employment agreement.  None of our other executives has employment agreements with us.

Executive Change of Control Severance Plan

In July 2006, our Board of Directors, after considering a change of control program analysis from the peer company analysis prepared by our compensation advisor at that time and upon the recommendation of our Compensation Committee, approved and adopted the Abaxis, Inc. Executive Change of Control Severance Plan (the “Severance Plan”).  The Severance Plan was adopted by our Board of Directors to reduce the distraction of executives and potential loss of executive talent that could arise from a potential change of control.  Participants in the Severance Plan include Abaxis’ senior managers who are selected by the Board of Directors.  In December 2008, our Board of Directors amended the Severance Plan to ensure its compliance with Section 409A of the Code.  The current executive officers designated as participants in the Severance Plan are as follows:  Clinton H. Severson, our Chairman, President and Chief Executive Officer; Alberto R. Santa Ines, our Chief Financial Officer and Vice President of Finance; Kenneth P. Aron, Ph.D., our Chief Technology Officer; Achim Henkel, our Managing Director of Abaxis Europe GmbH; Martin V. Mulroy, our Chief Commercial Officer for North America Animal Health; Vladimir E. Ostoich, Ph.D., our Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim; and Donald P. Wood, our Chief Operations Officer.

The Severance Plan provides that upon the occurrence of a change of control a participant’s outstanding stock option(s) and other unvested equity-based instruments will accelerate in full, and any such stock awards shall become immediately exercisable.  Under the 2005 Equity Incentive Plan, all equity awards held by officers accelerate upon a change in control.

In addition, the Severance Plan provides that, if the participant’s employment is terminated by us (or any successor of Abaxis) for any reason other than cause, death, or disability within 18 months following the change of control date and such termination constitutes a separation in service, the participant is eligible to receive severance benefits as follows:

•	on the 60th day after the termination date, a lump sum cash payment equal to two times the sum of the participant’s annual base salary and the participant’s target annual bonus amount for the year in which the change of control occurs;

•	payment of up to 24 months of premiums for medical, dental and vision benefits, provided, however, that if the participant becomes eligible to receive comparable benefits under another employer’s plan, our benefits will be secondary to those provided under such other plan;

•	reimbursement, on a monthly basis, of up to 24 months of premiums for disability and life insurance benefits if the participant elects to convert his or her disability and/or life insurance benefits under our plans into individual policies following termination; and

•	payment of an amount equal to any excise tax imposed under Section 4999 of the Code, as well as a payment in reimbursement of excise and income taxes arising from the initial excise tax payment, provided, however, that payment of such amount is capped at $1,000,000 per participant.

Payment of the foregoing severance benefits is conditioned upon the participant’s execution of a valid and effective release of claims against us.

Incentive Plans

Under our 2005 Equity Incentive Plan (the “2005 Plan”), in the event of a “change in control,” as such term is defined by the 2005 Plan, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue in effect any or all outstanding options and stock appreciation rights or substitute substantially equivalent options or rights for its stock.  Any options or stock appreciation rights which are not assumed or continued in connection with a change in control or exercised prior to the change in control will terminate effective as of the time of the change in control.  Our Compensation Committee may provide for the acceleration of vesting of any or all outstanding options or stock appreciation rights upon such terms and to such extent as it determines.  The 2005 Plan also authorizes our Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding option or stock appreciation right upon a change in control in exchange for a payment to the participant with respect to each vested share (and each unvested share if so determined by our Compensation Committee) subject to the cancelled award of an amount of cash, stock or other property equal to the fair market value of the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share under the award.  The Compensation Committee, in its discretion, may provide in the event of a change in control for the acceleration of vesting and/or settlement of any stock award, restricted stock unit award, performance share or performance unit, cash-based award or other share-based award held by a participant upon such conditions and to such extent as determined by our Compensation Committee.  The vesting of non-employee director awards and officer awards (including awards held by the Named Executive Officers) granted under the 2005 Plan automatically will accelerate in full upon a change in control.

As described above, certain additional compensation is payable to a Named Executive Officer (i) if his employment was involuntarily terminated without cause or resignation for good cause, (ii) upon a change in control or (iii) if his employment was terminated involuntarily following a change in control. The amounts shown in the table below assume that such termination was effective as of March 31, 2013, and do not include amounts in which the Named Executive Officer had already vested as of March 31, 2013. The actual compensation to be paid can only be determined at the time of the change in control and/or a Named Executive Officer’s termination of employment.

Potential Payments Upon Termination or Change in Control

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause or Resignation For Good Reason (1)		Change In Control (No Termination)	Involuntary Termination Without Cause Following a Change In Control (2)
Clinton H. Severson
Salary and bonus	$2,150,000		-	$2,150,000
Vesting of time-based restricted stock units (3)	$7,594,860		$7,594,860	$7,594,860
Vesting of performance-based restricted stock units (3)	$1,088,360		$1,088,360	$1,088,360
Health and welfare benefits	$14,714	(4)	-	$14,714	(4)
Excise tax reimbursement and related gross up (5)	-		-	-
Total	$10,847,934		$8,683,220	$10,847,934
Alberto R. Santa Ines
Salary and bonus	-		-	$1,200,000
Vesting of time-based restricted stock units (3)	-		$3,454,360	$3,454,360
Vesting of performance-based restricted stock units (3)	-		$496,860	$496,860
Health and welfare benefits	-		-	$11,912	(6)
Excise tax reimbursement and related gross up (5)	-		-	-
Total	-		$3,951,220	$5,163,132
Kenneth P. Aron, Ph.D.
Salary and bonus	-		-	$1,200,000
Vesting of time-based restricted stock units (3)	-		$3,454,360	$3,454,360
Vesting of performance-based restricted stock units (3)	-		$496,860	$496,860
Health and welfare benefits	-		-	$39,202	(6)
Excise tax reimbursement and related gross up (5)	-		-	-
Total	-		$3,951,220	$5,190,422
Vladimir E. Ostoich, Ph.D.
Salary and bonus	-		-	$1,200,000
Vesting of time-based restricted stock units (3)	-		$3,454,360	$3,454,360
Vesting of performance-based restricted stock units (3)	-		$496,860	$496,860
Health and welfare benefits	-		-	$28,264	(6)
Excise tax reimbursement and related gross up (5)	-		-	-
Total	-		$3,951,220	$5,179,484
Donald P. Wood
Salary and bonus	-		-	$1,200,000
Vesting of time-based restricted stock units (3)	-		$3,454,360	$3,454,360
Vesting of performance-based restricted stock units (3)	-		$496,860	$496,860
Health and welfare benefits	-		-	$28,226	(6)
Excise tax reimbursement and related gross up (5)	-		-	-
Total	-		$3,951,220	$5,179,446

(1)	Amounts relate to payments to Mr. Severson based on the aggregate of two years of salary, bonus, unvested time-based restricted stock units, unvested performance-based restricted stock units and benefits if his employment with us is terminated for any reason other than cause (as defined in Mr. Severson’s amended and restated employment agreement effective October 2010).

(2)	Amounts assume that the Named Executive Officer was terminated without cause or due to constructive termination during the 18-month period following a change in control.

(3)	The values of the time-based restricted stock unit and performance-based restricted stock unit assume that the market price per share of our common stock on the date of termination of employment was equal to the closing price of our common stock of $47.32 on March 28, 2013, the last day of trading for our fiscal year ended March 31, 2013, as reported on the NASDAQ Global Select Market.

(4)	Health and welfare benefits include payment of 24 months of premiums for medical, dental, vision, disability, life insurance and long-term care benefits.

(5)	For purposes of computing the excise tax reimbursement and related gross up payments, base amount calculations are based on the Named Executive Officer’s taxable wages for fiscal years 2009 through 2013.

(6)	Health and welfare benefits include payment of 24 months of premiums for medical, dental, vision, disability and life insurance benefits.

DIRECTOR COMPENSATION

Director Compensation Table

The table below summarizes the compensation paid to our non-employee directors for fiscal 2013.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2) (3)	Option Awards ($) (4)	All Other Compensation ($)	Total ($)
Vernon E. Altman	23,000	160,290	-	-	183,290
Richard J. Bastiani, Ph.D.	40,000	160,290	-	-	200,290
Michael D. Casey	32,500	160,290	-	-	192,790
Henk J. Evenhuis	42,000	160,290	-	-	202,290
Prithipal Singh, Ph.D.	36,250	160,290	-	-	196,540

(1)	Clinton H. Severson, our Chief Executive Officer and Director, is not included in this table as he is an employee of Abaxis and receives no compensation for his services as a director. The compensation received by Mr. Severson as an employee is shown in the “Summary Compensation Table” above.

(2)	Each non-employee director listed in the table above was granted an award of 4,500 restricted stock units on April 30, 2012 under our 2005 Plan. Amounts listed in this column represent the grant date fair value of the awards in accordance with ASC 718. Amounts shown do not reflect whether the non-employee director has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). For a discussion of the assumptions used in determining the fair value of awards of restricted stock units in the above table, see Note 12 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on June 14, 2013. No stock awards were forfeited by our non-employee directors during fiscal 2013.

(3)	As of March 31, 2013, each of our non-employee directors held 4,500 shares of unvested restricted stock units.

(4)	No options were awarded to our non-employee directors in fiscal 2013, 2012 or 2011. As of March 31, 2013, the non-employee directors had no outstanding options.

Cash Compensation Paid to Board Members

During fiscal 2013, all non-employee directors received an annual retainer of $15,000, pro-rated based on the period of services provided by the non-employee director.  The non-employee Chairs of our Audit Committee, Compensation Committee and Nominating Committee received an annual supplement of $13,500, $7,500, and $5,000, respectively.  Our non-employee directors each received $1,250 per board meeting attended and $1,000 per committee meeting attended.  We also reimburse our non-employee directors for reasonable travel expenses incurred in connection with attending board and committee meetings.  Directors who are employees receive no compensation for their service as directors.

Equity Compensation Paid to Board Members

Non-employee directors are eligible to receive awards under the 2005 Plan, but such awards are discretionary and not automatic.  In fiscal 2013, 2012 and 2011, each non-employee director received an annual equity award of 4,500, 2,500 and 2,200, respectively, restricted stock units granted under the 2005 Plan, for the services provided by the non-employee director during the respective period.  Each award of restricted stock units represents the right of the participant to receive, without payment of monetary consideration, on the vesting date, a number of shares of common stock equal to the number of units vesting on such date.  Subject to the director’s continued service with us through the applicable vesting date, each restricted stock unit award will vest in full 12 months after the grant date.  Under the terms of the 2005 Plan, the vesting of each non-employee director restricted stock unit award will also be accelerated in full in the event of a “change in control,” as defined in the 2005 Plan.

TRANSACTIONS WITH RELATED PERSONS

Certain Relationships and Related Transactions

During the fiscal year ended March 31, 2013, there was not, nor is there any currently proposed transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any executive officer, director or holder of more than 5% of any class of voting securities of the Company and members of that person’s immediate family had or will have a direct or indirect material interest, other than as set forth in the “Summary Compensation Table” above and in the paragraph immediately below.

In June 2012, Achim Henkel, an executive officer of the Company, took a loan from the Company’s German subsidiary of approximately $200,000, bearing annual interest at 2.3% and payable by December 2012.  The loan constituted an apparent violation of U.S. law prohibiting loans by publicly-traded issuers to its executive officers.  The Company believes that the violation of the law was inadvertent.  Mr. Henkel did ensure that the loan was documented and recorded in the Company’s financial records and consulted the Company’s German accountants regarding the propriety of the loan, but failed to seek the approval of the Company’s Audit Committee in accordance with the Company’s policy of requiring advance Audit Committee review and approval of related-party transactions and did not inform the Company’s Chief Executive Officer or Chief Financial Officer.  Had Mr. Henkel followed the Company’s established procedures, the loan would not have been extended.  The Company’s Chief Executive Officer and Chief Financial Officer became aware of the loan in August 2012, promptly investigated the matter, caused Mr. Henkel to repay the loan and brought the matter to the attention of the Audit Committee.  The Audit Committee reviewed the transaction and reviewed and approved actions taken by management in response, including efforts to re-educate all of its executive officers regarding the requirements of the Company’s related-party transactions policy and the Company’s internal controls on payments to the Company’s officers and directors. In October 2012, the Company adopted an expanded written policy regarding the approval of related-party transactions.

Indemnification Agreements

We generally enter into indemnity agreements with our directors and certain of our executive officers. These indemnity agreements require us to indemnify these individuals to the fullest extent permitted by law.

Related-Person Transactions Policy and Procedures

Pursuant to the requirements set forth in the charter of our Audit Committee, our Audit Committee is responsible for reviewing and approving any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties. In October 2012, the Company adopted an expanded written policy regarding the approval of related-party transactions.

As required under the Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the Nasdaq listing standards, as in effect time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management, and its independent registered public accounting firm, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Altman, Mr. Casey, Mr. Evenhuis and Drs. Bastiani and Singh. In making this determination, the Board found that none of the directors had a material or other disqualifying relationship with the Company. Mr. Severson, the Company’s Chairman, President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of annual meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Company shareholders may be “householding” proxy materials. A single set of annual meeting materials may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker. Direct your written request to Abaxis, Inc., Alberto R. Santa Ines, Chief Financial Officer and Secretary, 3240 Whipple Road, Union City, California 94587 or contact Alberto R. Santa Ines at 1-510-675-6500. Shareholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

ALBERTO R. SANTA INES
Chief Financial Officer and Secretary

September 20, 2013

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2013 is available without charge upon written request to: Investor Relations, Abaxis, Inc., 3240 Whipple Road, Union City, California 94587.

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on October 23, 2013.

Vote by Internet
• Go to www.investorvote.com/ABAX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secured website
Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Clinton H. Severson *	☐	☐	02 - Vernon E. Altman *	☐	☐	03 - Richard J. Bastiani, Ph.D. *	☐	☐
	04 - Michael D. Casey *	☐	☐	05 - Henk J. Evenhuis *	☐	☐	06 - Prithipal Singh, Ph.D. *	☐	☐

* each to serve until the 2014 Annual Meeting of Shareholders or until their respective successors are elected and qualified.

Proposal 2:  To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.
For ☐	Against ☐	Abstain ☐

Proposal 3:  To ratify the selection of Burr Pilger Mayer, Inc. as the independent registered public accounting firm of Abaxis, Inc. for the fiscal year ending March 31, 2014.
For ☐	Against ☐	Abstain ☐

B.  Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C.  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign here exactly as your name(s) appears on your stock certificate. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. Please date the Proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Abaxis, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 23, 2013

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Clinton H. Severson and Alberto R. Santa Ines, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Abaxis, Inc. a California corporation, that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Abaxis, Inc. to be held at the principal offices of Abaxis, Inc. at 3240 Whipple Road, Union City, California 94587, on Wednesday, October 23, 2013, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement for the 2013 Annual Meeting of Shareholders of Abaxis, Inc. (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED “FOR” ALL NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXYHOLDERS UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.